August 7, 2009

VIA SEDAR

To:

All Canadian Securities Regulatory Authorities

Subject:

International Tower Hill Mines Ltd. (the “Issuer)

-

Annual General Meeting

Dear Sirs/Mesdames:

We advise of the following with respect to the upcoming Meeting of Security Holders for the above-noted Issuer:

Meeting Type:

Annual General Meeting

Record Date for Notice of Meeting:

September 10, 2009

Record Date for Voting (if applicable):

September 10, 2009

Meeting Date:

October 15, 2009

Meeting Location:

Shangri-La Hotel

Conway Room (Reception to follow)

1128 West Georgia Street

Vancouver, BC V6E 0A8

Voting Security Details:

Description	CUSIP	ISIN
Common	46051L104	CA46051L040

Yours truly,

INTERNATIONAL TOWER HILL MINES LTD.

“Marla K. Ritchie”

Corporate Secretary

cc:

Daniel Allen, Gowling Lafleur Henderson LLP (via email)

Pam Hosfield, Computershare Investor Services Inc. (via email)

The American Stock Exchange LLC, Attn:  Kerri Ramirez (via email)